EXHIBIT 10.4

3 May 2005

INTEGRATED FOREST PRODUCTS PTY LTD

Melbourne Major Client Group Telephone: 03 8636 5600 Facsimile:  03 8636 5652

Dear

Indicative Quotation

Sale Hireback

Our Reference No:
051180370A

Description of Equipment:	Timber/Sawmilling Plant
Quote Given Date:	28/04/2005	Latest Settlement Date:	02/06/2005
Supplier Tax Invoice Amount:	$ 4,950,000.00	Interest Rate:	7.7999%
Less Deposit or Trade In:	$ 0.00
Amount Financed:	$ 4,950,000.00	Term:	60 months
Balloon:	$ 0.00	Total Amount Repayable:	5,863,623.00
Instalments:
Instalments due:	Monthly In Advance

Date	No	Period (months)	Base Instalment $	Gov't Charges $	GST $	Fee with each Instalment $	Gross Instalment $
May 2005	1	1	540,227.05	4,051.70	405.17	0.00	544,683.92
Jun 2005	CO	1	90,227.05	676.70	67.67	0.00	90,971.42
Feb 2006	1	1	90,227.05	534.70	53.47	0.00	90,815.22
Mar 2006	50	1	90,227.05	0.00	0.00	0.00	90,227.05
Hire Establishment Fees Due at Settlement:

Type of Fee

Fee Amount
GST on Fee S

Total Fee Inc GST S
Document Preparation Fee350.00
Total Hire Establishment Fees Due at Settlement

35.00
385.00
385.00

This indicative quotation does not confer an offer by the bank nor a commitment on its part to the transaction. The quotation is valid for your acceptance until, 12/05/2005. After this date the details may change without notice.

Please contact the writer for any further assistance or variations to this indicative quotation. We will contact you soon to confirm that this indicative quotation meets your individual needs. We can then quickly arrange the necessary documentation, subject to satisfactory credit assessment, to enable you to enjoy the benefits of your investment decision as soon as possible.

Yours Faithfully

/s/ Ralph Faifalla

Ralph Faifalla Relationship Manager